Exhibit 10.3

gulfmark offshore, inc. SEVERANCE BENEFITS Program (As Amended and Restated Effective February 22, 2018)

gulfmark offshore, inc.

SEVERANCE BENEFITS Program

WHEREAS, GulfMark Offshore, Inc., a Delaware corporation (the “Sponsor”) previously established the GulfMark Offshore, Inc. Severance Benefits Program (the “Program”) for the benefit of its employees and the employees of other affiliated employers that have adopted the Program;

WHEREAS, the Program is a constituent benefit program under the GulfMark Americas, Inc. Welfare Benefit Plan;

WHEREAS, the benefits provided under the Program are intended to be exempt from section 409A of the Internal Revenue Code of 1986, as amended, pursuant to the application of the short-term deferral exemption described in Final Department of Treasury Regulation section 1.409A-1(b)(4); and

WHEREAS, the Sponsor desires to amend and restate the Program on behalf of itself and all affiliated employers that have adopted the Program;

NOW, THEREFORE, the Sponsor adopts the amendment and restatement of the Program effective February 22, 2018 as follows.

gulfmark offshore, inc.

SEVERANCE BENEFITS PROGRAM

Table of Contents

Page

1.	ESTABLISHMENT, OBJECTIVE AND DURATION		1

	1.1	Establishment	1

	1.2	Objective	1

	1.3	Duration	1

2.	DEFINITIONS		1

	2.1	Capitalized Terms	1

	2.2	Number and Gender	3

	2.3	Headings	3

3.	ELIGIBILITY		3

4.	BENEFITS		4

	4.1	Amount of Benefits Discretionary	4

	4.2	Requirement to Execute Release Agreement as a Condition to Receive Benefits	4

5.	OTHER BENEFIT PROGRAMS; EMPLOYER PROPERTY; EXPENSE ACCOUNT		4

	5.1	Other Benefit Programs	4

	5.2	Employer Property	4

6.	TIME AND MEDIUM OF BENEFITS PAYMENT		5

7.	TAX WITHHOLDING		5

8.	STATUTORY SEVERANCE		5

9.	DEATH OF PARTICIPANT		5

10.	UNFUNDED ARRANGEMENT		5

11.	ADMINISTRATION OF THE PROGRAM		6

	11.1	Program Administrator	6

	11.2	Records and Procedures	6

	11.3	Self-Interest of Program Administrator	6

	11.4	Compensation and Bonding	6

	11.5	Program Administrator Powers and Duties	6

	11.6	Reliance on Documents, Instruments, etc	7

TABLE OF CONTENTS

(continued)

Page

12.	AMENDMENT AND TERMINATION		7

13.	CLAIMS REVIEW PROCEDURES; CLAIMS APPEALS PROCEDURES		7

	13.1	Claims Review Procedures	7

	13.2	Claims Appeals Procedures	8

14.	EXTENSION OF PROGRAM TO AFFILIATES		8

15.	MISCELLANEOUS		9

	15.1	Program Not an Employment Contract	9

	15.2	Alienation Prohibited	9

	15.3	Severability	10

	15.4	Binding Effect	10

	15.5	Governing Law	10

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gulfmark offshore, inc.

SEVERANCE BENEFITS PROGRAM

1.	ESTABLISHMENT, OBJECTIVE AND DURATION

1.1     Establishment. GulfMark Offshore, Inc. (the “Sponsor”) previously established a severance program for certain employees of it and certain of its Affiliates (the “Program”).

1.2     Objective. The Program is designed to attract and retain certain employees of the Sponsor and certain of its Affiliates and to provide replacement income if their employment is terminated because of Involuntary Terminations.

1.3     Duration. The Program, as it may be amended from time to time, shall remain in effect until the Sponsor terminates the Program.

2.	DEFINITIONS

2.1     Capitalized Terms. Whenever used in the Program, the following capitalized terms in this Section 2.1 shall have the meanings set forth below:

“Affiliate” means any entity which is a member of (i) the same controlled group of corporations within the meaning of section 414(b) of the Code, (ii) a trade or business (whether or not incorporated) which is under common control (within the meaning of section 414(c) of the Code), or (iii) an affiliated service group (within the meaning of section 414(m) of the Code) with the Sponsor.

“Benefit” means the severance benefit a Participant may receive pursuant to Section 4 hereof. Other benefits as specified in Section 5 are not considered severance benefits for purposes of the Program.

“Board” means the Board of Directors of the Sponsor.

“Cause” means (i) the willful failure by the Participant to substantially perform the Participant’s duties with the Employer (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), (ii) the willful engaging by the Participant in conduct which is injurious to the Employer or any of its Affiliates, monetarily or otherwise, (iii) Participant’s engagement in criminal activity or (iv) Participant’s violation of Employer policy. For purposes of this definition,  no act, or failure to act, on the Participant’s part shall be deemed “willful” if done, or omitted to be done, by the Participant in good faith and with reasonable belief that the act, or failure to act, was in the best interest of the Employer.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor act.

“Continuous Service” means a Participant’s last continuous service for the Employer commencing on his most recent date of hire by the Employer and ending on the date of the Participant’s Termination of Employment.

“Employer” means the Sponsor or any Affiliate that adopts the Program pursuant to the provisions of Section 14.

“Employment Termination Date” means the date on which the employment relationship between the Participant and the Employer is terminated due to an Involuntary Termination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor act.

“Involuntary Termination” means the complete severance of a Participant’s employment relationship with the Employer (i) because of layoff or the elimination of the Participant’s position or (ii) for any other reason which is deemed an Involuntary Termination by the Program Administrator. An Involuntary Termination does not include (i) a Termination of Employment for Cause, (ii) a transfer of employment from one Employer to another Employer or Affiliate or a transfer of employment to a venture or entity in which the Employer or an Affiliate has any equity interest, (iii) a temporary absence, such as a Family and Medical Leave Act leave or a temporary layoff in which a Participant retains entitlement to re-employment, (iv) the Participant’s death or disability, or (v) a voluntary Termination of Employment (including voluntary retirement) by the Participant.

“Participant” means an individual who is eligible to participate in the Program under Section 3.

“Program” means the GulfMark Offshore, Inc. Severance Benefits Program, as amended from time to time.

“Program Administrator” means, except as specified below, the most senior ranking Human Resources official of the Sponsor, or such other individual as may be appointed by the Board. In the case of a Participant who is the most senior ranking Human Resources official of the Sponsor, “Program Administrator” means the Chief Executive Officer of the Sponsor, or such other individual as may be appointed by the Board.

“Release Agreement” means the agreement which a Participant is required to execute and deliver in order to receive a Benefit.

“Sponsor” means GulfMark Offshore, Inc. and any successor by merger or otherwise.

“Termination of Employment” means a complete and good faith severance of the employment relationship with the Employer without a contemporaneous transfer of employment to an Affiliate or to a joint venture entity in which the Employer or any Affiliate has an equity interest.

2.2     Number and Gender. As used in the Program, unless the context otherwise expressly requires to the contrary, references to the singular include the plural, and vice versa; references to the masculine include the feminine and neuter; references to “including” mean “including (without limitation)”; and references to Sections and clauses mean the sections and clauses of the Program.

2.3     Headings. The headings of Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Program, the text shall control.

3.	ELIGIBILITY

Except as specified below, all employees of the Employer may be eligible to participate in the Program. An individual shall not be eligible to participate in the Program if (1) there is in effect an individual severance agreement or other severance arrangement (including, but not limited to, an employment agreement that provides for severance benefits) between the Participant and the Sponsor or any Affiliate under which the Participant will be entitled to severance benefits as a result of his or her Termination of Employment, (2) he or she will be entitled to statutory severance benefits under applicable law as a result of his or her Termination of Employment, (3) his terms and conditions of employment are governed by a collective bargaining agreement (unless such agreement expressly provides for his coverage under the Program), (4) he or she is classified by the Employer as a temporary worker, an occasional worker, an independent contractor, or an intern, (5) he or she is on temporary assignment from an Affiliate located outside of the United States, or (6) he or she is employed outside of the United States.

To be potentially eligible to receive a Benefit under the Program, an individual must (i) incur an Involuntary Termination and (ii) execute and deliver to the Program Administrator a Release Agreement provided to the Participant by the Program Administrator by the deadline specified by the Program Administrator.

An individual who is classified by the Employer as an independent contractor is not eligible to participate in the Program (even if he is subsequently reclassified by the Internal Revenue Service or a court as a common law employee of the Employer and the Employer acquiesces to the reclassification).

A Participant shall not be eligible to receive a Benefit under the Program if he or she incurs a Termination of Employment but he or she immediately thereafter transfers to the employ of, or accepts employment with, an entity (1) that is partially owned by the Sponsor or an Affiliate or (2) that purchases assets from the Sponsor or an Affiliate.

A Participant shall not be eligible to receive a Benefit under the Program if he or she incurs a Termination of Employment in connection with a sales transaction and he or she does not accept an offer of employment that is made to him or her by the purchaser engaged in the transaction or one of its affiliates.

A Participant shall not be eligible to receive a Benefit under the Program if he or she incurs a Termination of Employment and he or she does not accept an offer of employment that is made to him by the Employer or an Affiliate.

Except as agreed by the Employer, a Participant shall not be eligible to receive a Benefit under the Program if on his or her own volition he or she does not remain employed until the Employment Termination Date that is scheduled by the Employer.

4.	BENEFITS

In its discretion, the Employer may provide a Participant who has satisfied the eligibility requirements of Section 3 the Benefit described below.

4.1     Amount of Benefits Discretionary.

A Participant shall not be eligible to receive any Benefit under the Program except as determined by the Employer in its sole discretion. The Employer may, for any reason, in its sole discretion determine that the Participant shall not receive any Benefit under the Program. The Participant does not have a legally binding right to receive any amount under the Program before the Employer makes a determination to pay the Participant a Benefit under the Program. The Employer’s determination as to the amount of Benefit (if any) payable to a Participant shall be conclusive and binding on the Participant and all persons claiming through him. No Benefit will be paid to a Participant under the Program unless it is approved by the Program Administrator.

4.2     Requirement to Execute Release Agreement as a Condition to Receive Benefits.

A Participant shall receive no Benefit under the Program if he or she does not execute and deliver to the Plan Administrator by certified mail, return receipt requested, within the time period specified by the Plan Administrator, a Release Agreement furnished to him or her by the Plan Administrator.

5.	OTHER BENEFIT PROGRAMS; EMPLOYER PROPERTY; EXPENSE ACCOUNT

5.1     Other Benefit Programs.

The Employer will pay the Participant, or cause the Participant to be paid, any other compensation and employee benefits to which he or she is entitled in accordance with the terms of the applicable compensation and employee benefit arrangements.

5.2     Employer Property.

No later than the Participant’s Employment Termination Date (unless the Program Administrator agrees otherwise in writing), the Participant shall return to the Employer any Employer-owned property, including, but not limited to, any laptop, jump drives, credit cards, documents, files, personal digital assistants and any other Employer property of any kind or nature, in Participant’s possession as of his Employment Termination Date.

6.	TIME and medium OF BENEFITS PAYMENT

If the Participant has timely signed and delivered to the Program Administrator the Release Agreement furnished to the Participant by the deadline established by the Program Administrator, the Employer shall pay the Participant any Benefit in a single sum cash payment on the date that is 45 days after the date of the Participant’s Termination of Employment. A Participant will not be permitted to specify the year in which his payment will be made. The Participant will not be paid the Benefit described in Section 4, and the Participant shall forfeit any right to such payment, unless (i) the Participant has signed and delivered to the Program Administrator the Release Agreement furnished to the Participant and (ii) the period for revoking such Release Agreement shall have expired (in the case of both clause (i) and clause (ii)) prior to the earlier of the deadline established by the Program Administrator or the date that is 45 days after the Participant’s Termination of Employment.

7.	TAX WITHHOLDING

The Employer may withhold from any Benefit paid under the Program all federal, state and local income, employment and any other taxes required to be withheld.

8.	STATUTORY SEVERANCE

If any benefits obligations are required to be paid to a Participant in conjunction with severance of employment under federal, state, local or other applicable law, the Benefit paid to the Participant will be deemed to be in satisfaction of any statutorily required benefit obligations.

9.	DEATH OF PARTICIPANT

If a Participant dies after his Employment Termination Date but before the Participant receives full payment of the Benefit to which he is entitled, any unpaid Benefit will be paid to the Participant’s surviving spouse, or if the Participant does not have a surviving spouse, to the Participant’s estate. Such payment shall be made on the date that is 45 days following the Participant’s Termination of Employment.

10.	UNFUNDED ARRANGEMENT

The Program is only a general corporate commitment of the Employer, and each Participant must rely upon the general credit of the Employer for the fulfillment of its obligations hereunder. Under all circumstances, the rights of Participants to any asset held by the Employer will be no greater than the rights expressed in the Program. Nothing contained in the Program shall constitute a guarantee by the Employer that the assets of the Employer will be sufficient to pay any Benefit under the Program or would place the Participant in a secured position ahead of general creditors of the Employer. The Participants are only unsecured creditors of the Employer with respect to their Benefit, and the Program constitutes a mere promise by the Employer to make Benefit payments in the future. No specific assets of the Employer have been or shall be set aside, or shall in any way be transferred to a trust or shall be pledged in any way for the performance of the Employer's obligations under the Program which would remove such assets from being subject to the general creditors of the Employer.

11.	ADMINISTRATION OF THE PROGRAM

11.1     Program Administrator. The Program shall be administered by the Program Administrator. The Sponsor shall be the “plan administrator” within the meaning of Section 3(14) of ERISA. The Program Administrator shall be responsible for the day to day administration of the Program.

11.2     Records and Procedures. The Program Administrator shall keep appropriate records of its proceedings and the administration of the Program and shall make available for examination during business hours to any Participant, former Participant or the beneficiary of any Participant or former Participant such records as pertain to that individual’s interest in the Program.

11.3     Self-Interest of Program Administrator. The Program Administrator shall not have any right to decide upon any matter relating solely to himself or herself under the Program. In any case in which the any Program Administrator member is so disqualified to act, the Board shall decide the matter in which the Program Administrator member is disqualified.

11.4     Compensation and Bonding. The Program Administrator shall not receive compensation with respect to his services as the Program Administrator. To the extent permitted by applicable law, the Program Administrator shall not furnish bond or security for the performance of his duties hereunder.

11.5     Program Administrator Powers and Duties. The Program Administrator shall supervise the administration and enforcement of the Program according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, and authority:

(a)     to make rules, regulations, and bylaws for the administration of the Program that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Program and the rules and regulations promulgated thereunder by the Program Administrator;

(b)     to construe in its discretion all terms, provisions, conditions, and limitations of the Program;

(c)     to correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Program in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Program;

(d)     to employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Program Administrator may deem necessary or advisable for the proper and efficient administration of the Program;

(e)     to determine in its discretion all questions relating to eligibility;

(f)     to determine whether and when a Participant has incurred an Involuntary Termination, and the reason for such termination; and

(g)     to make a determination in its discretion as to the right of any individual to a Benefit under the Program and to prescribe procedures to be followed by Participants, former Participants or beneficiaries in obtaining Benefit hereunder.

11.6     Reliance on Documents, Instruments, etc. The Program Administrator may rely on any certificate, statement or other representation made by or on behalf of the Employer, any employee or any Participant, which the Program Administrator in good faith believes to be genuine, and on any certificate, statement, report or other representation made to it by any agent or any attorney, accountant or other expert retained by it or the Employer in connection with the operation and administration of the Program.

12.	AMENDMENT AND TERMINATION

The Sponsor shall have the right to amend or terminate the Program, in whole or in part, at any time and for any reason. Further, the Program Administrator shall have the authority to amend the Program.

13.	CLAIMS REVIEW PROCEDURES; CLAIMS APPEALS PROCEDURES

13.1     Claims Review Procedures. When a Benefit is due, the Participant (or the person entitled to a Benefit under Section 9) should submit a claim to the office designated by the Program Administrator to receive claims. Under normal circumstances, the Program Administrator will make a final decision as to a claim within 60 days after receipt of the claim. If the Program Administrator notifies the claimant in writing during the initial 60-day period, it may extend the period up to 120 days after the initial receipt of the claim. The written notice must contain the circumstances necessitating the extension and the anticipated date for the final decision. If a claim is denied during the claims period, the Program Administrator must notify the claimant in writing, and the written notice must set forth in a manner calculated to be understood by the claimant:

(a)     the specific reason or reasons for the denial;

(b)     specific reference to the Program provisions on which the denial is based;

(c)     a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)     an explanation of the Program claims review procedures and time limits, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

If a decision is not given to the Participant within the claims review period, the claim is treated as if it were denied on the last day of the claims review period.

13.2     Claims Appeals Procedures. For purposes of this Section, the Participant or the person entitled to a Benefit under Section 9 are referred to as the “claimant”. If the claim of the claimant made pursuant to Section 13.1 is denied and he or she wants a review, he or she must apply to the Program Administrator in writing. That application can include any arguments, written comments, documents, records, and other information relating to the claim for benefits. In addition, the claimant is entitled to receive on request and free of charge reasonable access to and copies of all information relevant to the claim. For this purpose, “relevant” means information that was relied on in making the benefit determination or that was submitted, considered or generated in the course of making the determination, without regard to whether it was relied on, and information that demonstrates compliance with the Program’s administrative procedures and safeguards for assuring and verifying that Program provisions are applied consistently in making benefit determinations. The Program Administrator must take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination. The claimant may either represent himself or herself or appoint a representative, either of whom has the right to inspect all documents pertaining to the claim and its denial. The Program Administrator can schedule any meeting with the claimant or his or her representative that it finds necessary or appropriate to complete its review.

The request for review must be filed within 90 days after the denial. If it is not, the denial becomes final. If a timely request is made, the Program Administrator must make its decision, under normal circumstances, within 60 days of the receipt of the request for review. However, if the Program Administrator notifies the claimant prior to the expiration of the initial review period, it may extend the period of review up to 120 days following the initial receipt of the request for a review. All decisions of the Program Administrator must be in writing and must include the specific reasons for its action, the Program provisions on which its decision is based, and a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and a statement of the claimant’s right to commence arbitration proceedings. If a decision is not given to the claimant within the review period, the claim is treated as if it were denied on the last day of the review period.

14.	EXTENSION OF PROGRAM TO AFFILIATES

(a)     With the written approval of the Program Administrator, any entity that is an Affiliate may adopt the Program by appropriate action of its board of directors or noncorporate counterpart, as evidenced by a written instrument executed by an authorized officer of such entity or an executed adoption agreement (approved by the board of directors or noncorporate counterpart of the Affiliate), agreeing to be bound by all the terms, conditions and limitations of the Program except those, if any, specifically described in the adoption instrument, and providing all information required by the Program Administrator. The Program Administrator and the adopting Affiliate may agree to incorporate specific provisions relating to the operation of the Program that apply to the adopting Affiliate only and shall become, as to such adopting Affiliate and its employees, a part of the Program.

(b)     The provisions of the Program may be modified so as to increase the obligations of an adopting Affiliate only with the consent of such Affiliate, which consent shall be conclusively presumed to have been given by such Affiliate unless the Affiliate gives the Sponsor written notice of its rejection of the amendment within 30 days after the adoption of the amendment.

(c)     The provisions of the Program shall apply separately and equally to each adopting Affiliate and its employees in the same manner as is expressly provided for the Sponsor and its employees, except that the power to appoint or otherwise affect the Program Administrator and the power to amend or terminate the Program shall be exercised by the Sponsor. The Program Administrator shall act as the agent for each Affiliate that adopts the Program for all purposes of administration thereof.

(d)     Any adopting Affiliate may, by appropriate action of its board of directors or noncorporate counterpart, terminate its participation in the Program. Moreover, the Program Administrator may, in its discretion, terminate an Affiliate’s participation in the Program at any time.

(e)     The Program will terminate with respect to any Affiliate that has adopted the Program pursuant to this Section if the Affiliate ceases to be an Affiliate or revokes its adoption of the Program by resolution of its board of directors or noncorporate counterpart evidenced by a written instrument executed by an authorized officer of the Affiliate. If the Program terminates with respect to any Affiliate, the employees of that Affiliate will no longer be eligible to be Participants in the Program.

(f)     For purposes of the Code and ERISA, the Program as adopted by the Affiliates shall constitute a single plan rather than a separate plan of each Affiliate.

(g)     The document which evidences the adoption of the Plan by an Affiliate shall become a part of the Program. However, neither the adoption of the Program by an Affiliate nor any act performed by it in relation to the Program shall ever create a joint venture or partnership relation between it and any other Affiliate.

15.	MISCELLANEOUS

15.1     Program Not an Employment Contract. The adoption and maintenance of the Program is not a contract between the Employer and its employees that gives any employee the right to be retained in its employment. Likewise, it is not intended to interfere with the rights of the Employer to terminate an employee’s employment at any time with or without notice and with or without cause or to interfere with an employee's right to terminate his employment at any time.

15.2     Alienation Prohibited. No Benefit hereunder shall be subject to anticipation or assignment by a Participant, to attachment by, interference with, or control of any creditor of a Participant, or to being taken or reached by any legal or equitable process in satisfaction of any debt or liability of a Participant prior to its actual receipt by the Participant. Any attempted conveyance, transfer, assignment, mortgage, pledge, or encumbrance of the Benefits hereunder prior to payment thereof shall be void.

15.3     Severability. Each provision of this Agreement may be severed. If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.

15.4     Binding Effect. This Agreement shall be binding upon any successor of the Employer.

15.5     Governing Law. All provisions of the Program shall be construed in accordance with the laws of Texas, except to the extent preempted by federal law and except to the extent that the conflicts of law provisions of the State of Texas would require the application of the relevant law of another jurisdiction, in which event the relevant law of the State of Texas will nonetheless apply, with venue for litigation being in Houston, Texas.

IN WITNESS WHEREOF, on this 22nd day of February, 2018, GulfMark Offshore, Inc. has caused this Agreement to be executed in multiple counterparts, each of which shall be deemed to be an original, to be effective the 22nd day of February, 2018.

gulfmark offshore, inc. By: /s/ Quintin V. Kneen Title: President and Chief Executive Officer